EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

CHURCH & DWIGHT CO., INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

CHURCH & DWIGHT CO., INC. (the “Corporation”) a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for the consideration thereof by the stockholders at the Corporation’s Annual Meeting of Stockholders. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that subject to the approval of the stockholders of the Company, subparagraph (a) of Paragraph 4 of the Company’s Restated Certificate of Incorporation be amended to read as follows:

“FOURTH: (a) The total number of shares of capital stock which the Corporation shall have authority to issue is 602,500,000 shares of two classes: 600,000,000 shares shall be Common Stock, at $1.00 par value per share, and 2,500,000 shares shall be Preferred Stock, at $1.00 par value per share.”

SECOND: That thereafter, pursuant to resolution of the Corporation’s Board of Directors, the Annual Meeting of Stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed in its corporate name and on its behalf by its duly authorized officer this 8th day of May, 2017.

CHURCH & DWIGHT CO., INC.

By:	/s/ Patrick D. de Maynadier
Patrick D. de Maynadier
Corporate Secretary